EXHIBIT A

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees that Amendment No. 2 to the Statement on Schedule 13G to which this Agreement is attached be filed on behalf of Cypo, Inc., a Texas corporation, and Roger Ralph Adams, who holds 100% of the outstanding capital stock of Cypo, Inc.

Dated: 01/27/10

CYPO, INC.

By:	/s/ Roger Ralph Adams
Name: Roger Ralph Adams
Title: Chief Executive Officer

/s/ Roger Ralph Adams
Roger Ralph Adams